SOUTHSIDE BANCSHARES, INC.

PERFORMANCE-BASED RESTRICTED STOCK UNIT
AWARD AGREEMENT

Non-transferable

G R A N T T O

(“Grantee”)

by Southside Bancshares, Inc. (the “Company”) of restricted stock units (the “Stock Units”) representing the right to earn, on a one-for-one basis, shares of the Company’s common stock (“Shares”), pursuant to and subject to the provisions of the Southside Bancshares, Inc. 2025 Incentive Plan (the “Plan”), and to the terms and conditions set forth on the following pages of this award agreement (this “Agreement”).

The target number of Shares subject to this award is _____ (the “Target Award”). Depending on the Company’s Return on Average Tangible Common Equity (ROATCE) ranking relative to the Company’s ROATCE Peer Group (as such terms are defined in Section 1 of this Agreement) for the three fiscal-year period beginning ________ and ending _________ (the “Performance Period”), and Grantee’s continued employment with the Company or its Affiliates through the Vesting Date (as defined below), Grantee may earn and vest in between 0% and 150% of the Target Award, subject to the terms and conditions of this Agreement and as set forth on Exhibit A.

By accepting this award, Grantee shall be deemed to have agreed to the terms and conditions of this Agreement and the Plan.

IN WITNESS WHEREOF, Southside Bancshares, Inc., acting by and through its duly authorized officers, has caused this Agreement to be executed as of the grant date indicated below (the “Grant Date”).

SOUTHSIDE BANCSHARES, INC. By: ____________ Its: Authorized Officer	Grant Date:

TERMS AND CONDITIONS

1.    Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, and notwithstanding any contrary definition in the Plan, for purposes of this Agreement:
(a)“Conversion Date” is defined in Section 3 of this Agreement.
(b)“Retirement” means Grantee’s voluntary termination of employment with the Company or an Affiliate after attaining age 65 with at least five years of service with the Company or its Affiliates (including predecessor companies acquired by the Company or its Affiliates).
(c)“Return on Average Tangible Common Equity” or “ROATCE” means return on average tangible common equity (or comparable measure), calculated as net income divided by average tangible common equity during the period. Net income equals net income adjusted for after tax amortization of intangibles and goodwill impairment. Average tangible common equity equals average common equity during the period less average goodwill and other intangible assets during the period.
The Compensation Committee may, in its good faith discretion, adjust the ROATCE for any year in the Performance Period with respect to the Company or any Peer Group Company to eliminate the effects of the following: (a) gains or losses on the sale of available for sale securities, (b) changes in law (including federal and state tax laws) or accounting principles, and (c) costs or expenses associated with any merger or acquisition affecting such company or any of its subsidiaries.
(d)“ROATCE Peer Group” is the KBW Nasdaq Regional Bank Index (NASDAQ:KRX).
(e)“Vesting Date” is defined in Section 2(d) of this Agreement.

2.    Earning and Vesting of Stock Units.

(a)Stock Units Earned During Performance Period. The Stock Units have been credited to a bookkeeping account on behalf of Grantee and do not represent actual Shares of common stock. The Stock Units represent the right to earn and vest in between 0% and 150% of the Target Award, payable in Shares of common stock, depending on (i) the Company’s Return on Average Tangible Common Equity (ROATCE) ranking relative to the Company’s ROATCE Peer Group for Performance Period in accordance with Exhibit A, and (ii) either (A) Grantee’s continued employment with the Company or its Affiliates through the third anniversary of the Grant Date or (B) Grantee’s Retirement prior to such date. As soon as practical following the Performance Period, the Compensation Committee (the “Committee”) shall determine and certify (i) the Company’s Return on Average Tangible Common Equity (ROATCE) ranking relative to the Company’s ROATCE Peer Group during the Performance Period, and (ii) the number of Stock Units that were earned based on such measure, provided, that in the event of Grantee’s Retirement, the number of Stock Units earned shall be prorated by multiplying the result by a fraction, the numerator of which is the number of whole months elapsed between the Grant Date and Grantee’s Retirement, and the denominator of which is 36.

(b)Stock Units Earned Upon Certain Employment Terminations. In the event that, prior to the third anniversary of the Grant Date, (i) Grantee’s employment is terminated due to death or Disability, or (ii) Grantee’s employment is terminated without Cause or Grantee resigns for Good Reason, in either case within two years after the effective date of a Change in Control in which the Stock Units are assumed by the surviving entity or otherwise equitably converted or substituted, Grantee shall be deemed to have earned a pro rata number of Stock Units as of the date of termination based upon (A) an assumed achievement of 100% of the Target Award, if the date of termination occurs during the first half of the Performance Period, or (B) the Company’s actual Return on Average Tangible Common Equity (ROATCE) ranking relative to the Company’s ROATCE Peer Group (measured as of the date of termination of employment), if the date of termination occurs during the second half of the Performance Period, and, in either such case, the result shall be multiplied by a fraction, the numerator of which is the number of whole months elapsed between the Grant Date and the termination of employment, and the denominator of which is 36.

(c)Stock Units Earned Upon Change in Control. In the event of a Change in Control during the Performance Period in which the Stock Units are not assumed by the surviving entity or otherwise equitably converted or substituted, Grantee shall be deemed to have earned a pro rata number of Stock Units as of the Change in Control based upon (A) an assumed achievement of 100% of the Target Award, if the Change in Control occurs during the first half of the Performance Period, or (B) the Company’s actual Return on Average Tangible Common Equity (ROATCE) ranking relative to the Company’s ROATCE Peer Group (measured as of the Change in Control), if the Change in Control occurs during the second half of the Performance Period, and, in either such case, the result shall be multiplied by a fraction, the numerator of which is the number of whole months elapsed between the Grant Date and the Change in Control, and the denominator of which is 36.

(d)Vesting of Stock Units. Any Stock Units that are earned pursuant to Section 2(a), 2(b) or 2(c) above shall vest and become non-forfeitable on the earliest to occur of the following (the “Vesting Date”):

(i)the third anniversary of the Grant Date, subject to (i) Grantee’s continued employment with the Company, its Affiliates, and/or its Subsidiaries through such date or (ii) Grantee’s Retirement prior to such date;

(ii)the termination of Grantee’s employment under circumstances described in Section 2(b) above; or

(iii)the occurrence of a Change in Control in which the Stock Units are not assumed by the surviving entity or otherwise equitably converted or substituted as described in Section 2(c) above, provided Grantee has continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through the date of the Change in Control.

Any Stock Units that are not earned during the Performance Period in accordance with the terms of this Agreement will be forfeited to the Company without further consideration or any act or action by Grantee. If Grantee’s employment with the Company or an Affiliate or Subsidiary terminates prior to the Vesting Date for any reason other than due to Grantee’s Retirement or as described in Section 2(b) above, Grantee shall forfeit all right, title and interest in and to the earned Stock Units as of the date of such termination and the Stock Units will be forfeited to the Company without further consideration or any act or action by Grantee.

3. Conversion to Common Stock. Unless the Stock Units are forfeited prior to the Vesting Date as provided in section 2 above, the Stock Units will be converted to actual Shares of common stock as soon as practicable after the Vesting Date, but no later than 45 days following the Vesting Date (the “Conversion Date”). Stock certificates evidencing the conversion of Stock Units into Shares of common stock will be registered on the books of the Company in Grantee’s name (or in street name to Grantee’s brokerage account) as of the Conversion Date and delivered to Grantee, in certificated or uncertificated form, as soon as practical thereafter.

4. Dividend Equivalents. If and when dividends or other distributions are paid with respect to the common stock while the Stock Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of common stock then underlying the Stock Units shall be converted into additional restricted stock units in Grantee’s name, based on the Fair Market Value of the Stock as of the date such dividends or distributions were payable, and such additional stock units shall be subject to the same forfeiture and transfer restrictions and deferral terms as apply to the Units with respect to which they relate.

5.    Restrictions on Transfer and Pledge. No right or interest of Grantee in the Stock Units may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate or Subsidiary. Except as provided in the Plan, the Stock Units may not be sold, assigned, transferred or otherwise disposed of by Grantee other than by will or the laws of descent and distribution. The designation of a beneficiary shall not constitute a transfer.

6.    Limitation of Rights. The Stock Units do not confer to Grantee or Grantee’s beneficiary, executors or administrators any rights of a shareholder of the Company unless and until Shares are in fact registered to or on behalf of such person in connection with the Stock Units. Grantee shall not have voting or any other rights as a shareholder of the Company with respect to the Stock Units. Upon conversion of the Stock Units into Shares, Grantee will obtain full voting and other rights as a shareholder of the Company.

7.    Continuation of Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Affiliate or Subsidiary to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in employment of the Company or any Affiliate or Subsidiary.

8.    Payment of Taxes. The Company or any Affiliate or Subsidiary employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Stock Units. With respect to withholding required upon any taxable event arising as a result of the Stock Units, the employer shall satisfy the tax withholding requirement by withholding Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld in accordance with applicable tax requirements. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates or Subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

9.    Restrictions on Issuance of Shares. The granting of Stock Units shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. If at any time the Committee or the Board shall determine in its discretion, that registration, listing or qualification of the Shares underlying the Stock Units upon any securities exchange or similar self-regulatory organization or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Stock Units, the Stock Units will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or the Board.

10.    Plan Controls. This Agreement and Grantee’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to interpret and administer the Plan and this Agreement, and to make all decisions and determinations as it may deem necessary or advisable for the administration thereof, all of which shall be final and binding upon Grantee and the Company. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

11.    Relationship to Other Benefits. The Stock Units shall not affect the calculation of benefits under any other compensation plan or program of the Company, except to the extent specifically provided in such other plan or program.

12.    Amendment. Subject to the terms of the Plan, this Agreement may be modified or amended by the Committee; provided that no such amendment shall materially and adversely affect the rights of Grantee hereunder without the consent of Grantee. Notwithstanding the foregoing, Grantee hereby expressly agrees to any amendment to the Plan and this Agreement to the extent necessary to comply with applicable law or changes to applicable law (including, but not limited to, Code Section 409A) and related regulations or other guidance and federal securities laws.
13.    Successor. All obligations of the Company under the Plan and this Agreement, with respect to the Stock Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
14.    Severability. The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
15.    Compensation Recoupment Policy. This award shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type.

EXHIBIT A

Earning of Stock Units

The Stock Units will be earned, in whole or in part, based on the Company’s Return on Average Tangible Common Equity (ROATCE) ranking relative to the Company’s ROATCE Peer Group for Performance Period, based on the following table:

Company ROATCE Performance / Funding Scale
Company ROATCE Percentile Ranking Relative to ROATCE Peer Group	Percentage of Target Award Earned *
Below 25%	0%
25%	50%
40%	80%
50%	100%
60%	120%
75% or greater	150%

* Payouts between performance levels will be determined based on straight line interpolation.

If the common stock of any company in the ROATCE Peer Group at the beginning of the Performance Period ceases to be publicly traded at any time during the Performance Period by reason of a merger, acquisition, spin-off, going-private transaction or other similar corporate transaction, such company shall be disregarded and deleted from the ROATCE Peer Group for the entire Performance Period.

If the common stock of any company in the ROATCE Peer Group at the beginning of the Performance Period ceases to be publicly traded at any time during the Performance Period by reason of exchange delisting, bankruptcy, liquidation or dissolution of the company, such company shall remain in the ROATCE Peer Group for the entire Performance Period, but shall be deemed to have a negative ROATCE equal to -100%.